SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2007

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York		10043
(Address of principal executive offices)		(Zip Code)

(212) 559-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIGROUP INC.
Current Report on Form 8-K

Item 3.02    Unregistered Sales of Equity Securities.

(a) On November 26, 2007, Citigroup Inc. (“Citigroup”) announced that it had reached an agreement to sell Equity Units, with mandatory conversion into shares of Citigroup common stock, in a private placement under Rule 4(2) of the Securities Act of 1933 to Abu Dhabi Investment Authority (“ADIA”) in the amount of $7.5 billion. ADIA’s aggregate ownership in Citigroup common stock, including the conversion of these Equity Units, will total no more than 4.9% of Citigroup’s total shares of common stock outstanding. ADIA has agreed not to own more than a 4.9% stake in Citigroup’s total outstanding common stock, and will have no special rights of ownership or control and no role in the management or governance of Citigroup, including no right to designate a member of the Citigroup Board of Directors. Substantially all of the investment proceeds will be treated as Tier 1 capital for regulatory capital purposes. The investment is expected to close within the next several days.

Each Equity Unit is mandatorily convertible into shares of Citigroup common stock at prices ranging from $31.83 to $37.24 per share. The Equity Units convert into shares of Citigroup common stock on dates ranging from March 15, 2010, to September 15, 2011, subject to adjustment. Each Equity Unit will pay a fixed annual payment rate of 11%, payable quarterly. The payment rate reflects market terms based on the conversion premium as well as Citigroup’s current dividend yield.

A copy of the press release announcing this investment and including selected terms of the Equity Units is being filed as Exhibit 99.1 to this Form 8-K. A full description of the terms of the Equity Units is being filed as Exhibit 99.2 to this Form 8-K. Both exhibits are incorporated herein by reference in their entirety.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release, dated November 26, 2007, issued by Citigroup Inc.

99.2	Form of Description of Upper DECS Equity Units

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2007	CITIGROUP INC.

	By:	/s/ Charles E. Wainhouse
Charles E. Wainhouse
Assistant Treasurer